February 29, 2000


Mr. Sanford Fitch
52 Flood Circle
Atherton, CA 94027


Dear Sandy:

It is with great pleasure that I offer you a position with Career Central (the "Company") as its Chief Financial Officer (C.F.O)

Needless to say, the role of C.F.O. is critical to the success of the organization.


Position

Chief Financial Officer, reporting to the Chief Executive Officer.

As Chief Financial Officer, you will be fully responsible for leading all financial and administrative operations of the Company. In addition, I know you'll contribute to the overall company business strategy with Heather, Lun, and myself as part of the executive team. Responsibilities will include, but are not necessarily limited to, the following:

External financing and IFO
Investor relations
Serve as primary point of contact with investment banks and research analysts Mergers and acquisitions
Recruiting, motivating, and developing a finance staff
Accounting, control, financial planning, and compliance functions
Internal procedures and controls
Management information systems
Legal, contracts and negotiations
Treasury and cash management
Facilities management
Human Resources processes
Building a finance infrastructure
Reporting, including Board of Directors packages


Compensation

Your compensation package consists of three parts: Base salary, Short-term incentive program, and Long-term incentive (stock options).

Base salary:

The company will provide a starting annual salary of $200,000.00, equivalent to $7,692.31 gross per pay period. There are 26 pay periods per year, approximately every two weeks.

Short-term incentive:

To further reward you for performance, you will be eligible to receive a bonus tied to MBOs. We will mutually agree upon these MBOs within the first 30 days of your employment. Bonus will be paid quarterly and at plan, will equal 10% of base compensation ($20,000.00)

Long-term incentive:

Upon becoming a full-time employee, it will be recommended at the first meeting of the Company's Board of Directors following your start date, that the Company grant you an option to purchase 288,000 shares of the Company's Common Stock at a price per share, as determined by the Company's Board of Directors (the "Option Grant"). Currently, this represents approximately 1.8% of the total shares outstanding.

The Option Grant shall be subject to the terms and conditions of the Company's Stock Option Plan and Stock Option Agreement, except with these vesting requirements: Subject to the approval of the Company's Board of Directors, your Option Grant will vest over a period of 44 months as follows:
12/44 after the first year (12 months); 1/44 monthly thereafter for an additional 32 months.

Pending research with our auditors, the company will allow early exercise of these options (to be held in escrow), assuming there are no material adverse effects on peeling or our financing strategies.

If there should be a Change of Control, and within six months after the Change of Control either the Company terminates your employment Without Cause or you resign your employment for Good Reason, then the Company will provide you with the following: 1) a lump sum payment equal to six months of your Base Salary; and 2) two (2) years acceleration of your stock vesting, under your outstanding stock options.

Good reason for resignation of your employment will exist if you resign your employment within sixty (60) days of any of the following events as long as these events occur within six (6) months after a Change of Control: 1) any reduction in your Base Salary; 2) any material reduction in your overall benefits; 3) any material reduction in your job duties which reduce your overall level of responsibility; or 4) any requirement that you relocate your office to a location more than thirty five (35) miles from its location at the time. A resignation for any other reason or under any other circumstances shall be a resignation Without Good Reason.

For purposes of this Agreement, the term "Change of Control" shall mean the occurrence of any of the following two events:

(a) Any "person" (as such term is used in Sections+ 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") is or becomes the "beneficial owner" (as defined in Rule+ 13d-3 under the Exchange
Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the total voting power represented by the Company's then outstanding voting securities; provided, however, that a Change in Control shall be deemed to occur in the event any one individual becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the voting power represented by the Company's then outstanding voting securities; or

(b) A merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least seventy percent (70%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets; or

If the Company should terminate your employment other than for "Cause" you will be entitled to: (1) continuation of your base salary, less applicable deductions, for six (6) months to be paid in accordance with normal payroll practices ("Severance Payments"); and (ii) six (6) months acceleration of your outstanding stock options, as if you had remained in services to the Company for six additional months as measured from the termination date of your employment. If the termination takes place prior to September 15, 2000, we will vest six (6) months of your stock options.

For all purposes under this Agreement, "Cause" shall mean (i)+ failure by You to substantially perform your duties hereunder, (ii)+ an act by You which constitutes gross misconduct and which is injurious to the Company, (iii)+ a breach by You of a provision of this Agreement, or (iv)+ a violation of a federal or state law or regulation applicable to the business of the Company.

If any payment or benefit Executive would receive under this Agreement, when combined with any other payment or benefit Executive receives pursuant to the termination of Executive's employment with the Company ("Payment"), would (i) constitute a "parachute" payment within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Payment shall be either (x) the full amount of such Payment or (y) such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes, and the Excise Tax results in Executive's receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

Provided you submit valid receipts, the Company will reimburse you for reasonable home office and travel expenses.

In addition to the compensation described above, as an employee, you are also eligible to receive certain employee benefits including, medical, dental and vision coverage, life insurance, disability issuance, 401(k) and other value-added benefits. These benefits begin on your date of hire. Additionally, you will accrue three weeks of paid time off (PTO) each year. On your first day, you will be provided with the appropriate information regarding all of the benefit choices and you will have the option to select the benefits that most fit your individual and family needs. you should note that the Company may modify salary and benefits from time to time as it deems necessary.

The Company is excited about your joining and looks forward to a beneficial and fruitful relationship. Nevertheless, you should be aware that your employment is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. The only person that has the authority to change this status is the Chief Executive Officer and this change must be in writing.

In joining Career Central, you will be required to sign a Confidentiality Agreement and Arbitration Agreement. Our Confidentiality Agreement requires that you not reveal confidential information during & after employment with Career Central Corporation.

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below. If you accept this offer, we anticipate your start date will be no later than Monday March 6, 2000. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supercede any prior representations or agreements, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Chief Executive Officer of the Company. This offer of employment will terminate if it is not accepted, signed, and returned by 9pm PST on Tuesday February 29, 2000.

Sandy, I trust you will find this plan to be a sign of our respect for your experience and our estimation of your professional contribution.

Best regards,



Jeffrey Hyman
President and Chief Executive Officer

Signed and agreed to on this:

29th day of February 2000

Sandy Fitch
/s/ Sandy Fitch